                                     [LOGO]

                                                August 20, 1997

Board of Directors
CVF Corp.
300 International Drive, Suite 100
Williamsville, NY 14221

Ladies and Gentlemen:

     We have been retained as Special Counsel by CVF Corp., a Nevada corporation ("the Company") to render an opinion as to the authorization and issuance of shares of the company's Common Stock and Series "A" Preferred Stock from the date of its formation through the date hereof. The Company was formed under the laws of the State of Utah on January 10, 1986 under the name of Sierra Growth Corporation. In December 1993, the Company changed its domicile to the State of Nevada and its name to Western Growth Corporation in connection with a reincorporation merger. In September 1995, the Company changed its name to CVF Corp. pursuant to an amendment to its Articles of Incorporation filed with the office of the Nevada Secretary of State.

     As such Special Counsel, we have examined and are familiar with (i) the Company's Articles of Incorporation, as amended, as currently in effect, (ii) the Company's By-Laws, as currently in effect, and (iii) the minutes of the meetings of the stockholders and directors of the Company held from the date of its formation through the date hereof.

     As to factual matters material to our opinions, we have relied upon the representations and warranties of the Company, upon certificates of persons who were and who are the officers of the Company and upon certificates of public officials. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have also relied on Company records and have assumed the accuracy and completeness thereof.

     We express no opinion as to the laws of any jurisdiction other than those of the United States of America, and the Business Corporation Act of the State of Nevada.

     Based on the foregoing, it is our opinion that:

     1. The shares of the Company's Common Stock, $0.001 par value, issued and outstanding, have been duly authorized, and are validly issued and fully paid and are non-assessable.

     2. The shares of the Company's Series "A" Preferred Stock, $25.00 stated value, issued and outstanding have been duly authorized, and are validly issued and fully paid and are non-assessable.

     This opinion letter speaks only as of the date hereof and only as to the shares of the Company's Common Stock and Series "A" Preferred Stock issued and outstanding as of the date hereof. The opinions and other statements expressed herein above shall not be deemed to relate to the facts and conditions prevailing, or any law in effect, at any time after the date hereof. This opinion is rendered to you solely in connection with the filing of a Form 10-SB, and any amendments thereto, with the Securities and Exchange Commission.

                                        Sincerely,



                                        COHNE, RAPPAPORT & SEGAL, P.C.